Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the Fourth Quarter and Full Year 2014
Fourth quarter home closing revenue increases 29% with 27% increase in home closings
Net earnings for fourth quarter increase 7%, resulting in diluted EPS of $1.19
Total order value for fourth quarter up 18% over 2013 with 12% increase in orders
Year-end community count up 22% and backlog value up 23% over 2013

SCOTTSDALE, Ariz., January 29, 2015 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2014.
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Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	%Chg	2014	2013	%Chg
Homes closed (units)	1,863	1,468	27%	5,862	5,259	11%
Home closing revenue	$688,288	$533,492	29%	$2,142,391	$1,783,389	20%
Average sales price - closings	$369	$363	2%	$365	$339	8%
Home orders (units)	1,272	1,131	12%	5,944	5,615	6%
Home order value	$490,999	$414,584	18%	$2,238,117	$1,982,303	13%
Average sales price - orders	$386	$367	5%	$377	$353	7%
Ending backlog (units)				2,114	1,853	14%
Ending backlog value				$846,452	$686,672	23%
Average sales price - backlog				$400	$371	8%
Net earnings	$49,208	$46,089	7%	$142,241	$124,464	14%
Diluted EPS	$1.19	$1.19	—%	$3.46	$3.25	6%

MANAGEMENT COMMENTS
“We were pleased with our results for the fourth quarter and full year 2014,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We achieved strong growth in closing volumes, orders and backlog for both the quarter and the year, driven by expansion of our East region and favorable market conditions in key markets like Texas and Colorado. With the combination of higher average prices on top of those volume gains, we generated even greater increases in our fourth quarter and full year home closing revenue, total order value and backlog value.
“Our net earnings increased by 7% in the fourth quarter over 2013, and were up 14% for the year,” said Mr. Hilton. “In addition to revenue growth, our net earnings reflected a lower tax rate for the quarter due to federal energy tax credits we earn for building highly energy efficient homes using advanced building standards. Over the last several years, those credits have significantly reduced our effective tax rates well below the statutory rates, translating to a real benefit for our shareholders in addition to the energy savings for our homeowners.
“Higher home closing revenue more than offset our expected margin decline, resulting in a 13% increase in home closing gross profit for the fourth quarter and 16% for the full year 2014. Because we are no longer benefiting from rapid home price inflation that exceeds our cost increases as it did through the middle of 2013, our gross margins have trended back to more normalized ratios from the unusually high levels in 2013 -- especially in California and Arizona. Purchase accounting adjustments on home closings from our August 2014 acquisition of Legendary Communities represent a temporary drag on our margins,” Mr. Hilton explained.
“We have maintained a strong balance sheet by carefully managing our debt and risks while investing where we perceive the best opportunities exist. We believe Meritage is strategically positioned in many of the highest quality markets in the country, which we selected based on their short- and long-term growth potential, population demographics and anticipated profitability through the business cycle. That strategy has enabled us to produce strong returns for our shareholders over the long term. We will continue to look for expansion and growth opportunities in new markets that meet these same criteria.”
He continued, “While there is uncertainty surrounding the potential effects of lower oil prices on the energy industry and some housing markets like Houston, other industries and markets should benefit from lower energy prices. We are confident in our market position and believe there will be opportunities as the U.S. economy continues to grow despite a decline in a single industry. Interest rates remain at historically low levels, employment numbers have improved and recent changes in the mortgage industry should open the door for hundreds of thousands of additional buyers who have previously been unable to obtain financing.

“With our year-end 2014 community count being over 20% higher than it was a year ago, we expect to grow our 2015 orders, closings and revenue, though we are being more cautious in our outlook,” said Mr. Hilton.
”We expect our 2015 home closing gross margin for the year to be consistent with our fourth quarter of 2014, beginning with a lower margin in the first quarter and improving as we progress through the year, following normal seasonal patterns. We expect positive year-over-year comparisons in the second half of 2015 and are confident that we will show meaningful earnings growth for the year,” concluded Mr. Hilton.
FOURTH QUARTER RESULTS

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Net earnings of $49.2 million ($1.19 per diluted share) for the fourth quarter of 2014, compared to prior year net earnings of $46.1 million ($1.19 per diluted share), primarily reflecting lower home closing margins on higher home closing revenues and a lower effective tax rate. Earnings per share also reflected a larger share count in 2014 compared to 2013.

•
Home closing revenue increased 29% due to a 27% increase in home closings combined with a 2% increase in average price over the prior year period. The Central region (Texas) grew home closing revenue by 53% over 2013, followed by the East region’s 40% increase (Florida, the Carolinas and Tennessee), and an 8% increase in the West region (California, Colorado and Arizona).

•
Fourth quarter orders increased 12% and the total value of homes ordered increased 18%, after a 5% increase in average sales prices, which reached $386,000 in the fourth quarter of 2014 compared to $367,000 in 2013. Texas’s fourth quarter order value was flat compared to the prior year despite an 8% decline in orders, as it was offset by a 9% increase in its average sales price. The decline in Texas orders was due to 13% fewer average actively selling communities compared to prior year, partially offset by an increase in average sales per community.

•
Total active community count at year-end increased 22% in 2014 over 2013, primarily due to the acquisition of Legendary Communities, which operates at a structurally lower sales pace than Meritage’s other markets. As a result, average orders per community declined to 5.6 in the fourth quarter of 2014 from 6.2 in the fourth quarter of 2013, dampening the effect of the increase in community count on total order growth.

•	Cancellation rates increased slightly to 17% in the fourth quarter of 2014, compared to 15% in the fourth quarter of 2013, but remained below historical rates for the Company.

•
Home closing gross profit increased 13% over the prior year due to higher home closing revenue. Increased revenue was partially offset by a decline in home closing gross margins in the West and an approximate 48 bps negative impact due to purchase accounting adjustments on closings of Legendary Communities.

•	Fourth quarter 2014 home closing margin was 20.3% compared to 23.2% in the fourth quarter of 2013.

•
Commissions and other selling expenses increased by 40 basis points from the prior year to 7.2% of home closing revenue in the fourth quarter of 2014, compared to 6.8% of home closing revenue in the fourth quarter of 2013. Marketing and other sales overhead costs related to opening new communities and new divisions inflated the percentage of these costs relative to their closing revenues.

•	General and administrative expenses for the fourth quarter of 2014 decreased by 40 basis points to 4.2% of total closing revenue in 2014, compared to 4.6% of total closing revenue in 2013.

•
Interest expense decreased 70% to $0.6 million or 0.1% of total closing revenue in the fourth quarter of 2014, compared to $2.0 million or 0.4% of total closing revenue in the fourth quarter of 2013, as we capitalized nearly all interest incurred to assets under development.

•
Earnings before income taxes increased modestly to $66.4 million from $65.9 million in the fourth quarter of 2014 compared to 2013, respectively. Pretax margin of 9.5% for the fourth quarter of 2014 was lower than 12.2% in 2013 due to lower gross margins in 2014.

FULL YEAR RESULTS

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Net income for the full year increased 14% to $142.2 million in 2014 compared to $124.5 million in 2013 as a result of higher revenues, partially offset by lower gross margins and a higher tax rate in 2014. The effective tax rate was 32% in 2014 and 30% in 2013. Pre-tax margins were similar at 9.6% in 2014 and 9.8% in 2013.

•
Home closings and closing revenue increased 11% and 20%, respectively, for 2014 as compared to 2013, led by the East region’s expansion markets in Tennessee, Georgia and the Carolinas, which combined with Florida for a 50% increase in 2014 home closing revenue. Texas also generated a 39% increase in home closing revenue for the year over 2013, offsetting declines in the West.

•
Full year home closing gross margin declined to 21.2% compared to 22.0% in 2013. Margin contraction from last year’s inflated levels in Arizona and California, combined with the negative impact of purchase accounting associated with the Legendary acquisition (26 bps), were not fully offset by improved margins in Texas and other markets, resulting in slightly lower home closing gross margin for the full year 2014 compared to 2013.

•	Net orders for the year increased 6% in 2014 over 2013, and total order value increased 13% year over year, aided by a 7% increase in average sales prices.

•	The total value of orders in backlog at year-end 2014 was 23% higher than the prior year’s ending backlog, reflecting a 14% increase in units in backlog coupled with an 8% increase in average price.

BALANCE SHEET

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Cash and cash equivalents plus securities at December 31, 2014, totaled $103.3 million, compared to $363.7 million at December 31, 2013, reflecting the $130.7 million purchase of Legendary Communities in August 2014, as well as investments to grow our other relatively new expansion markets in the East region. The company had nothing drawn on its $400 million revolving credit facility at December 31, 2014.

•
Real estate assets increased by $472.4 million for the year, ending at $1.9 billion at December 31, 2014, compared to $1.4 billion at December 31, 2013. Approximately 47% of that increase was attributable to finished home sites (lots) and home sites under development, as Meritage acquired and developed lots for new communities in growing markets. We invested a total of approximately $705 million in land and development (excluding Legendary acquisition) during 2014.

•
Meritage ended the year 2014 with approximately 30,300 total lots under control, compared to approximately 25,700 total lots at December 31, 2013. The acquisition of Legendary Communities in August of 2014 added approximately 4,800 lots in Georgia and the Carolinas, accounting for most of the increase in lots. Based on trailing twelve months’ closings, Meritage controlled a 5.2-year supply of lots at the end of 2014.

•	Net debt-to-capital ratio at December 31, 2014 was 42.9%, compared to 39.8% at December 31, 2013, within the Company’s stated target range.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:00 a.m. Eastern Time (8:00 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10058278.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available until February 15, beginning at 12:00 p.m. ET on January 29, 2015 on the website noted above, or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10058278.
For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Homebuilding:
Home closing revenue	$688,288	$533,492	$2,142,391	$1,783,389
Land closing revenue	10,630	2,702	27,252	31,270
Total closing revenue	698,918	536,194	2,169,643	1,814,659
Cost of home closings	(548,371)	(409,918)	(1,688,676)	(1,391,475)
Cost of land closings	(10,266)	(2,627)	(28,350)	(26,766)
Total cost of closings	(558,637)	(412,545)	(1,717,026)	(1,418,241)
Home closing gross profit	139,917	123,574	453,715	391,914
Land closing gross (loss)/profit	364	75	(1,098)	4,504
Total closing gross profit	140,281	123,649	452,617	396,418
Financial Services:
Revenue	3,022	2,077	10,121	6,037
Expense	(1,368)	(1,037)	(4,812)	(3,266)
Earnings from financial services unconsolidated entities and other, net	3,588	3,399	10,869	13,183
Financial services profit	5,242	4,439	16,178	15,954
Commissions and other sales costs	(49,492)	(36,190)	(156,742)	(126,716)
General and administrative expenses	(29,138)	(24,923)	(104,598)	(91,510)
Loss from other unconsolidated entities, net	(83)	(149)	(447)	(378)
Interest expense	(594)	(1,979)	(5,163)	(15,092)
Other income, net	177	1,032	6,572	2,792
Loss on early extinguishment of debt	—	—	—	(3,796)
Earnings before income taxes	66,393	65,879	208,417	177,672
Provision for income taxes	(17,185)	(19,790)	(66,176)	(53,208)
Net earnings	$49,208	$46,089	$142,241	$124,464

Earnings per share:
Basic
Earnings per share	$1.26	$1.27	$3.65	$3.45
Weighted average shares outstanding	39,133	36,240	39,017	36,105
Diluted
Earnings per share	$1.19	$1.19	$3.46	$3.25
Weighted average shares outstanding	41,696	38,905	41,614	38,801

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$103,333	$274,136
Investments and securities	—	89,529
Other receivables	56,763	38,983
Real estate (1)	1,877,682	1,405,299
Real estate not owned	4,999	289
Deposits on real estate under option or contract	94,989	51,595
Investments in unconsolidated entities	10,780	11,638
Property and equipment, net	32,403	22,099
Deferred tax asset	64,137	70,404
Prepaids, other assets and goodwill	71,052	39,389
Total assets	$2,316,138	$2,003,361
Liabilities:
Accounts payable	$83,619	$68,018
Accrued liabilities	154,144	150,618
Home sale deposits	29,379	21,996
Liabilities related to real estate not owned	4,299	289
Loans payable and other borrowings	30,722	15,993
Senior and convertible senior notes	904,486	905,055
Total liabilities	1,206,649	1,161,969
Stockholders' Equity:
Preferred stock	—	—
Common stock	391	362
Additional paid-in capital	538,788	412,961
Retained earnings	570,310	428,069
Total stockholders’ equity	1,109,489	841,392
Total liabilities and stockholders’ equity	$2,316,138	$2,003,361
(1) Real estate – Allocated costs:
Homes under contract under construction	$328,931	$262,633
Unsold homes, completed and under construction	302,288	147,889
Model homes	109,614	81,541
Finished home sites and home sites under development	1,136,849	913,236
Total real estate	$1,877,682	$1,405,299

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Depreciation and amortization	$3,460	$2,765	$11,614	$9,934

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$50,455	$28,998	$32,992	$21,600
Interest incurred	15,041	13,276	58,374	51,152
Interest expensed	(594)	(1,979)	(5,163)	(15,092)
Interest amortized to cost of home and land closings	(10,842)	(7,303)	(32,143)	(24,668)
Capitalized interest, end of period	$54,060	$32,992	$54,060	$32,992

	December 31, 2014	December 31, 2013
Notes payable and other borrowings	$935,208	$921,048
Stockholders' equity	1,109,489	841,392
Total capital	2,044,697	1,762,440
Debt-to-capital	45.7%	52.3%

Notes payable and other borrowings	$935,208	$921,048
Less: cash and cash equivalents and investments and securities	(103,333)	(363,665)
Net debt	831,875	557,383
Stockholders’ equity	1,109,489	841,392
Total net capital	$1,941,364	$1,398,775
Net debt-to-capital	42.9%	39.8%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$142,241	$124,464
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	11,614	9,934
Stock-based compensation	12,211	9,483
Loss on early extinguishment of debt	—	3,796
Excess income tax benefit from stock-based awards	(2,297)	(1,891)
Equity in earnings from unconsolidated entities	(10,422)	(12,805)
Deferred tax asset valuation benefit	—	(8,666)
Distribution of earnings from unconsolidated entities	11,613	13,013
Other	10,149	17,742
Changes in assets and liabilities:
Increase in real estate	(338,594)	(263,886)
Increase in deposits on real estate under option or contract	(42,278)	(36,974)
Increase in receivables, prepaids and other assets	(25,032)	(18,429)
Increase in accounts payable and accrued liabilities	14,688	76,898
Increase in home sale deposits	4,859	9,397
Net cash used in operating activities	(211,248)	(77,924)
Cash flows from investing activities:
Investments in unconsolidated entities	(515)	(107)
Distributions of capital from unconsolidated entities	65	158
Purchases of property and equipment	(20,788)	(15,783)
Proceeds from sales of property and equipment	262	56
Maturities of investments and securities	124,599	163,012
Payments to purchase investments and securities	(35,813)	(166,619)
Cash paid for acquisitions	(130,677)	(18,624)
Decrease in restricted cash	—	38,938
Net cash (used in)/provided by investing activities	(62,867)	1,031
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(10,447)	(8,352)
Repayment of senior subordinated notes	—	(102,822)
Proceeds from issuance of senior notes	—	281,699
Proceeds from issuance of common stock, net	110,420	—
Debt issuance costs	—	(3,188)
Excess income tax benefit from stock-based awards	2,297	1,891
Non-controlling interest acquisition	—	(257)
Proceeds from stock option exercises	1,042	11,601
Net cash provided by financing activities	103,312	180,572
Net (decrease)/increase in cash and cash equivalents	(170,803)	103,679
Beginning cash and cash equivalents	274,136	170,457
Ending cash and cash equivalents (2)	$103,333	$274,136
 (2) Ending cash and cash equivalents excludes investments and securities of $89.5 million as of December 31, 2013 .

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2014		December 31, 2013
	Homes	Value	Homes	Value
Homes Closed:
Arizona	225	$73,101	297	$96,408
California	239	122,851	205	98,472
Colorado	146	64,696	107	46,555
Nevada	—	—	—	—
West Region	610	260,648	609	241,435
Texas	713	227,342	522	148,853
Central Region	713	227,342	522	148,853
Florida	217	87,503	235	102,220
Georgia	53	17,734	—	—
North Carolina	138	55,870	86	35,361
South Carolina	75	24,747	—	—
Tennessee	57	14,444	16	5,623
East Region	540	200,298	337	143,204
Total	1,863	$688,288	1,468	$533,492
Homes Ordered:
Arizona	173	$55,489	184	$62,139
California	173	96,335	169	78,828
Colorado	113	49,958	107	46,837
Nevada	—	—	—	—
West Region	459	201,782	460	187,804
Texas	401	133,282	437	133,608
Central Region	401	133,282	437	133,608
Florida	168	71,692	128	53,801
Georgia	41	12,996	—	—
North Carolina	127	46,900	80	31,626
South Carolina	55	18,952	—	—
Tennessee	21	5,395	26	7,745
East Region	412	155,935	234	93,172
Total	1,272	$490,999	1,131	$414,584

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2014		December 31, 2013
	Homes	Value	Homes	Value
Homes Closed:
Arizona	924	$307,282	1,041	$329,855
California	785	395,105	989	427,886
Colorado	464	206,702	405	158,793
Nevada	—	—	38	8,900
West Region	2,173	909,089	2,473	925,434
Texas	2,224	683,717	1,834	492,777
Central Region	2,224	683,717	1,834	492,777
Florida	699	277,045	691	264,066
Georgia	90	29,633	—	—
North Carolina	386	157,989	239	93,210
South Carolina	112	36,241	—	—
Tennessee	178	48,677	22	7,902
East Region	1,465	549,585	952	365,178
Total	5,862	$2,142,391	5,259	$1,783,389
Homes Ordered:
Arizona	838	$276,261	1,070	$346,278
California	772	411,605	899	410,761
Colorado	530	235,951	465	201,088
Nevada	—	—	24	5,795
West Region	2,140	923,817	2,458	963,922
Texas	2,290	747,103	2,126	606,115
Central Region	2,290	747,103	2,126	606,115
Florida	728	290,343	696	282,328
Georgia	72	22,443	—	—
North Carolina	438	171,843	298	119,087
South Carolina	99	33,177	—	—
Tennessee	177	49,391	37	10,851
East Region	1,514	567,197	1,031	412,266
Total	5,944	$2,238,117	5,615	$1,982,303

Order Backlog:
Arizona	192	$66,218	278	$97,239
California	212	123,963	225	107,463
Colorado	268	121,633	202	92,384
Nevada	—	—	—	—
West Region	672	311,814	705	297,086
Texas	858	309,041	792	245,655
Central Region	858	309,041	792	245,655
Florida	237	102,570	208	89,272
Georgia	53	16,584	—	—
North Carolina	185	68,168	108	43,218
South Carolina	70	26,120	—	—
Tennessee	39	12,155	40	11,441
East Region	584	225,597	356	143,931
Total	2,114	$846,452	1,853	$686,672

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2014		December 31, 2013
	Beg.	End	Beg.	End
Active Communities:
Arizona	42	41	39	40
California	22	24	18	22
Colorado	16	17	12	14
Nevada	—	—	—	—
West Region	80	82	69	76
Texas	65	59	73	70
Central Region	65	59	73	70
Florida	26	29	19	20
Georgia	11	13	—	—
North Carolina	20	21	15	17
South Carolina	19	20	—	—
Tennessee	4	5	3	5
East Region	80	88	37	42
Total	225	229	179	188

	Twelve Months Ended
	December 31, 2014		December 31, 2013
	Beg.	End	Beg.	End
Active Communities:
Arizona	40	41	38	40
California	22	24	17	22
Colorado	14	17	12	14
Nevada	—	—	1	—
West Region	76	82	68	76
Texas	70	59	65	70
Central Region	70	59	65	70
Florida	20	29	18	20
Georgia	—	13	—	—
North Carolina	17	21	7	17
South Carolina	—	20	—	—
Tennessee	5	5	—	5
East Region	42	88	25	42
Total	188	229	158	188

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2013. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 85,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013 and 2014, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations for continued growth of the U.S. economy and housing market; our growth opportunities including 2015 orders, closings and revenue; trends in home closing gross margins in 2015; and the expectation for meaningful earnings growth in 2015.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery due to lower oil prices or other factors; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from relatively small deposits relating to our sales contracts; construction defect and home warranty claims; changes in tax laws; adverse legal rulings; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; our failure to comply with laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2013 and most recent 10-Q under the caption "Risk Factors," which can be found on our website.
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